Exhibit 99.1

The Glimpse Group Completes Its Previously Announced Brightline Interactive Transaction, Making It One Of The Largest Independent Immersive Technology Software and Services Companies

Scales Glimpse’s Combined Annual Revenue Run Rate to Approximately $15 million, over 200

Immersive Technology Professionals, Top Tier Customer Base, 10 Patents and Global Operations

Company to Host Corporate Update Webinar on Tuesday, August 16, at 4:30 PM ET

NEW YORK, NY, August 2, 2022 – The Glimpse Group, Inc. (“Glimpse”) (NASDAQ: VRAR, FSE: 9DR), a diversified Virtual Reality (“VR”) and Augmented Reality (“AR”) platform company providing enterprise-focused VR and AR software and services solutions, today announced the closing of its merger of Brightline Interactive (“BLI”), a global leader in the Immersive Technology industry, into a new dedicated Glimpse subsidiary. The 8K/A and related proforma are expected to be filed with the SEC by mid October 2022.

BLI (https://brightlineinteractive.com/) is a global provider of VR, AR, 5G integration, spatial computing, and deep tech software and service solutions. It designs, builds, integrates, and supports immersive and interactive experiences, training scenarios, and simulations for both government and commercial customers. Key commercial customers include companies such as AT&T and Coca-Cola. BLI has a significant presence in the government sector as a direct contractor, including projects with Federal Emergency Management Agency (FEMA), the Federal Aviation Administration (FAA), the United States Air Force, and the National Institutes for Health (NIH), to name a few. BLI has approximately 25 employees, was founded in 2004 and is based in Ashburn, VA. In addition, BLI has been issued two US patents: “System and Method for Generating an Augmented Reality Experience” and “The Immersive Ecosystem”.

Link to Video: https://vimeo.com/713389835/f4eebdcc90

Lyron Bentovim, President & CEO of Glimpse commented, “The successful addition of Brightline Interactive is yet another strong example of Glimpse’s steady execution against our long-term strategy to become a leader in the immersive technology and metaverse infrastructure space. This well-structured, accretive transaction adds approximately $5 million in annual revenue and places us on a $15 million annual run rate for Glimpse combined, strengthens our operating foundation, adds new Tier 1 customers, 2 potentially wide-reaching patents (10 issued in total) and deepens our executive team. We believe that our unique platform model offers scale and unmatched diverse exposure across a wide range of industries, technologies, customers, and talent which strengthen our position as a premier Enterprise-focused Immersive Technology software and services company.”

Glimpse’s management, including CEO Lyron Bentovim, CFO/COO Maydan Rothblum, Jeff Meisner (General Manager Sector 5 Digital and Glimpse’s CRO) and Tyler Gates (General Manager Brightline Interactive and Glimpse’s Chief Futurist) will host a webinar on Tuesday August 16 at 4:30pm ET to discuss the implications of these two transformative acquisitions, as well as provide a corporate update before concluding with a Q&A session. To participate, please use the following information:

Glimpse Group Corporate Update Webinar

Date: Tuesday, August 16, 2022

Time: 4:30 p.m. Eastern time

Dial-in: +1 669 444 9171

Meeting ID: 97280021642

Passcode: 624432

To register for the live webcast, please register here: https://audience.mysequire.com/webinar-view?webinar_id=bc7e26e3-ae93-407a-a8ef-bea8f7011692

About The Glimpse Group, Inc.

The Glimpse Group (NASDAQ: VRAR, FSE: 9DR) is a diversified Virtual and Augmented Reality platform company, comprised of multiple VR and AR software & services companies, and designed with the specific purpose of cultivating companies in the emerging VR/AR industry. Glimpse’s unique business model simplifies challenges faced by VR/AR companies and creates a robust ecosystem, while simultaneously providing investors an opportunity to invest directly into the emerging VR/AR industry via a diversified platform. For more information on The Glimpse Group, please visit www.theglimpsegroup.com

About Brightline Interactive

Brightline Interactive is the global leader in 5G integration, spatial computing, and deep tech. They design, build, integrate, and support immersive and interactive experiences, training scenarios, and simulations for both government and commercial customers. Brightline serves as architects for these solutions, but also as full-scale developers and integrators of systems. Brightline implements a layered production and business development approach to partnerships, scaled growth and data virtualization. For more information on Brightline Interactive, please visit www.brightlineinteractive.com

Safe Harbor Statement

This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “view,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Glimpse Contact:

Maydan Rothblum

CFO & COO

The Glimpse Group, Inc.

917-292-2685

maydan@theglimpsegroup.com

Investor Relations:

Mark Schwalenberg, CFA

Director

MZ Group – North America

312-261-6430

Glimpse@mzgroup.us

www.mzgroup.us